Free Writing Prospectus pursuant to Rule 433 dated July 21, 2025

Registration Statement No. 333-284538

Market Linked Securities — Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Energy Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund due August 10, 2026

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

* assumes an upside participation rate of 117.45%.

If the ending price of the lowest performing underlier is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlier in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated July 21, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 21, 2025
●
WFS product supplement no. 5 dated February 14, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the Energy Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund
Fund Underlying Indices (each referred to as a “fund underlying index,” and collectively as the “fund underlying indices”):	with respect to an underlier, the index tracked by such underlier
Pricing date:	expected to be July 29, 2025
Issue date:	expected to be August 1, 2025
Calculation day:	expected to be August 5, 2026
Stated maturity date:	expected to be August 10, 2026
Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date
Ending price:	with respect to an underlier, the fund closing price of such underlier on the calculation day
Lowest performing underlier:	the underlier with the lowest underlier return
Underlier return:	ending price – starting price starting price
Upside participation rate:	at least 117.45%
Threshold price:	with respect to an underlier, 80% of the initial underlier price
Buffer amount:	20%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlier is greater than its starting price:

$1,000 +($1,000 × underlier return of the lowest performing underlier × upside participation rate);

•
if the ending price of the lowest performing underlier is less than or equal to its starting price, but greater than or equal to its threshold price: $1,000; or
•
if the ending price of the lowest performing underlier is less than its threshold price:

$1,000 + [$1,000 × (underlier return of the lowest performing underlier + buffer amount)]

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058JQ40
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 5, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount Payable on Your Securities Is Not Linked to the Fund Closing Price of the Underliers at Any Time Other Than the Calculation Day
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You May Lose a Substantial Portion of Your Investment in the Securities
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Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Lower Threshold Price May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
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Your Securities Do Not Bear Interest
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The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underliers

▪
The Policies of the Underlier Investment Advisor For Any Underlier and of the Sponsor of the Fund Underlying Index Tracked By Any Underlier Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the

Underliers Are Subject to Management Risks, Securities Lending Risks and Custody Risks

▪
Each Underlier and Its Fund Underlying Index Are Different and the Performance of Each Underlier May Not Correlate With the Performance of Its Fund Underlying Index
▪
Each Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the Energy Select Sector SPDR® Fund

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The Energy Select Sector SPDR® Fund Is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

Additional Risks Related to the Technology Select Sector SPDR® Fund

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The Technology Select Sector SPDR® Fund Is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure

Additional Risks Related to the Financial Select Sector SPDR® Fund

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The Financial Select Sector SPDR® Fund Is Concentrated in the Financial Sector and Does Not Provide Diversified Exposure

Additional Risks Related to the Consumer Discretionary Select Sector SPDR® Fund

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The Consumer Discretionary Select Sector SPDR® Fund Is Concentrated in the Consumer Discretionary Sector and Does Not Provide Diversified Exposure

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
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The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.